AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 2017
FILE NO. 333-XXXXXX

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALLSTATE LIFE INSURANCE COMPANY
(Exact Name of Registrant)

ILLINOIS 36-2554642
(State or Other Jurisdiction (I.R.S. Employer
of Incorporation or Organization) Identification Number)

3075 SANDERS ROAD, NORTHBROOK, ILLINOIS 60062
847-402-5000

(Address and Phone Number of Principal Executive Office)

CT Corporation
208 South LaSalle Street
Suite 814
Chicago, IL 60604
312-345-4320

(Name, Complete Address and Telephone Number of Agent for Service)

COPIES TO:

JAN FISCHER-WADE, ESQUIRE
ALLSTATE LIFE INSURANCE COMPANY
2940 S. 84th Street
Lincoln, NE 68506-4142

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE
TO THE PUBLIC:

The annuity contracts and interests thereunder covered by this registration statement are to be issued promptly and from time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: / /

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities
Act, check the following box. / /

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer / /

Accelerated filer / /

Non-accelerated filer /X/ (Do not check if a smaller reporting company)

Smaller reporting company / /

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	maximum offering price per unit(1)	Proposed maximum aggregate offering price	Proposed Amount of registration fee
Market Value Adjusted Annuity Contracts	$1,115,300,921	$1.00	$1,115,300,921	$0

(1) Interests in the market value adjustment account are sold on a dollar basis, not on the basis of a price per share or unit.

This filing is being made under the Securities Act of 1933 to register $1,115,300,921 of interests in market value adjusted annuity contracts. The interests being registered herein are carried over, as unsold securities, from an existing Form S-3 registration statement of the same issuer (333-199796) filed on November 3, 2014. Because a filing fee previously was paid with respect to those securities, there is no filing fee under this registration statement. In accordance with Rule 415 (a)(6), the offering of securities on the earlier registration statement will be deemed terminated as of the effective date of this registration statement.

Allstate® ChoiceRate Annuity
Allstate Life Insurance Company
P.O. Box 660191
Dallas, TX 75266-0191
Telephone Number: 1-800-203-0068
Fax Number: 1-866-628-1006
Prospectus dated September 7, 2017

Allstate Life Insurance Company (“Allstate Life”) is offering the Allstate® ChoiceRate Annuity, a group and individual single premium deferred annuity contract (“Contract”). This prospectus contains information about the Contract that you should know before investing. Please keep it for future reference.
This prospectus is not your Contract, although this prospectus provides a description of all of your Contract's material features, benefits, rights and obligations. The description of the Contract's material provisions in this prospectus is current as of the date of this prospectus. If certain material provisions under the Contract are changed after the date of this prospectus in accordance with the Contract, those changes will be described in a supplement to this prospectus and the supplement will become a part of this prospectus. You should carefully read this prospectus in conjunction with any applicable supplements before purchasing or taking any other action under your Contract.
The Contracts are available through Allstate Distributors, L.L.C., the principal underwriter for the Contracts.

IMPORTANT NOTICES
The Securities and Exchange Commission (“SEC”) has not approved or disapproved the securities described in this prospectus, nor has it passed on the accuracy or the adequacy of this prospectus. Anyone who tells you otherwise is committing a federal crime.

The Contracts may be distributed through broker-dealers that have relationships with banks or other financial institutions or by employees of such banks. However, the Contracts are not deposits or obligations of, or guaranteed by such institutions or any federal regulatory agency. Investment in the Contracts involves investment risks, including possible loss of principal.

This prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made. We do not authorize anyone to provide any information or representations regarding the offering described in this prospectus other than as contained in this prospectus.

The Contracts are not FDIC insured.
The Contracts may not be available in all states.

1 Prospectus

Table of Contents

2 Prospectus

Important Terms
This prospectus uses a number of important terms with which you may not be familiar. The index below identifies the page that defines each term. Each term will appear in bold italics on the page on which it is first defined.

Page
Accumulation Phase	5
Adjusted Withdrawal Request Amount	11
Allstate Life	4
Annuitant	6
Beneficiary	6
Bonus Rate	8
Bonus Rate Specified Amount	8
* Contract	6
Contract Owner	4
Contract Owner ("You")	5
Contract Value	4
Contract Year	11
Death Proceeds	15
Due Proof	12
Due Proof of Death	15
Enhanced First Year Rate	9
Enhanced Free Withdrawal Amount	10

Page
Gross Withdrawal	8
Guarantee Period Account	8
Guarantee Period Account Value	8
Income Plans	14
Issue Date	5
Market Value Adjustment	4
Net Withdrawal	8
New Account Start Date	9
Payout Phase	5
Payout Start Date	4
SEC	1
Systematic Withdrawal Program	13
Tax Qualified Contracts	21
Trial Examination Period	4
Unemployment Compensation	12
Window Period	4
Withdrawal Request Amount	8

*
In certain states a Contract is available only as a group Contract. In these states we issued you a certificate that represents your ownership and summarizes the provisions of the group Contract. References to “Contract” in this prospectus include certificates unless the context requires otherwise.

3 Prospectus

The Contract at a Glance
The following is a snapshot of the Contract. Please read the remainder of this prospectus for more information.
Preliminary Note Regarding Terms Used in the Prospectus
Here are some important terms you should understand before you go any further:
•The "Contract" is the Allstate® ChoiceRate Annuity annuity contract described in this prospectus.
•"We," "Us," "Our," and "Allstate Life" mean Allstate Life Insurance Company.

•	"You," "Your," "Owner," and "Contract Owner" mean the person(s) who purchased the Allstate® ChoiceRate Annuity annuity contract.

Purchase Payment	You can purchase a Contract with as little as $10,000.
We reserve the right to accept a lesser purchase payment amount for the Contract. We may limit the amount of the purchase payment to a maximum of $1,000,000. You cannot make any additional purchase payments at any time.

Trial Examination Period
You may cancel your Contract within 20 days of receipt or any longer period as the state in which your Contract is issued may require ("Trial Examination Period"). Upon cancellation, we will return your purchase payment less any withdrawals to you. See "Trial Examination Period" for details.

Expenses	You will bear the following expenses:

•	Withdrawal charges ranging from 0% to 7% of amounts withdrawn (with certain exceptions).

•	A Market Value Adjustment (which can be positive or negative) for withdrawals except those taken during the 45 day window period (“Window Period”) following the end of a Guarantee Period.

•	State premium tax (if your state imposes one).

Systematic Withdrawal Program	You may choose to receive systematic withdrawal payments on a monthly, quarterly, semi-annual, or annual basis.

Income Payments	The Contract offers three income payment plans;

•	Life income with or without guaranteed payment period;

•	Joint and survivor life income with or without guaranteed number of payments; or

•	Guaranteed payment period (5 to 50 years)

Death Proceeds	If you or the Annuitant (if the contract Owner is a non-living person) dies before the Payout Start Date, we will pay death benefits as described in the Contract.

Withdrawals
You may withdraw some or all of your Contract value (“Contract Value”) at any time prior to the Payout Start Date. A withdrawal charge and/or a Market Value Adjustment may apply. For federal income tax purposes, distributions or withdrawals taken prior to the Payout Start Date are generally considered to come from the earnings in the Contract first. If the Contract is tax-qualified, generally all withdrawals are treated as distributions of earnings. Withdrawals of earnings are taxed as ordinary income and, if taken prior to age 59 ½, may be subject to an additional 10% federal tax penalty.

4 Prospectus

How the Contract Works
The Contract basically works in two ways.
First, the Contract can help you (we assume you are the (“Contract Owner”) save for retirement because you can invest in the Contract and generally pay no federal income taxes on any earnings until you withdraw them. You do this during what we call the “Accumulation Phase” of the Contract. The Accumulation Phase begins on the date we issue your Contract (we call that date the “Issue Date”) and continues until the “Payout Start Date,” which is the date we apply your money to provide income payments. During the Accumulation Phase, you may allocate your purchase payment to any combination of the Guarantee Periods. You will earn a fixed rate of interest that we declare periodically.
Second, the Contract can help you plan for retirement because you can use it to receive retirement income for life and/ or for a pre-set number of years by selecting one of the income payment options (we call these “Income Plans”) described at “Income Payments - Income Plans.” You receive income payments during what we call the “Payout Phase” of the Contract, which begins on the Payout Start Date and continues until we make the last income payment required by the Income Plan you select. During the Payout Phase we guarantee the amount of your payments, which will remain fixed. The amount of money you accumulate under your Contract during the Accumulation Phase and apply to an Income Plan will determine the amount of your income payments during the Payout Phase.
The timeline below illustrates how you might use your Contract.
As the Contract Owner, you exercise all of the rights and privileges provided by the Contract. If you die, any surviving Contract Owner or, if none, the Beneficiary will exercise the rights and privileges provided by the Contract. See “The Contract.” In addition, if you die before the Payout Start Date we will pay Death Proceeds to any surviving Contract Owner or, if there is none, to your Beneficiary. (See “Death Proceeds.”)
Please call us at 1-800-203-0068 if you have any questions about how the Contract works.

5 Prospectus

The Contract
CONTRACT OWNER
The Allstate® ChoiceRate Annuity is a contract between you, the Contract Owner, and Allstate Life, a life insurance company. As the Contract Owner, you may exercise all of the rights and privileges provided to you by the Contract. That means it is up to you to select or change (to the extent permitted):

•	the amount and timing of your withdrawals,

•	the programs you want to use to withdraw money,

•	the income payment plan you want to use to receive retirement income,

•	the Annuitant (either yourself or someone else) on whose life the income payments will be based,

•	the Beneficiary or Beneficiaries who will receive the benefits that the Contract provides when the last surviving Contract Owner dies, and

•	any other rights that the Contract provides.
If you die, any surviving Contract Owner or, if none, the Beneficiary may exercise the rights and privileges provided to them by the Contract. If the sole surviving Contract Owner dies after the Payout Start Date, the Beneficiary will receive any guaranteed income payments scheduled to continue.
The Contract cannot be jointly owned by both a non-living person and a living person. The age of the oldest Contract Owner cannot exceed 90 as of the date we receive the completed application.
The Contract can also be purchased as an IRA or TSA (also known as a 403(b)). The endorsements required to qualify these annuities under the Internal Revenue Code of 1986, as amended, (“Code”) may limit or modify your rights and privileges under the Contract. We use the term "Qualified Contract" to refer to a Contract issued as an IRA, 403(b), or with a qualified plan.
Except for certain Qualified Contracts, you may change the Contract Owner at any time by written notice in a form satisfactory to us. Until we receive your written notice to change the Contract Owner, we are entitled to rely on the most recent information in our files. We will provide a change of ownership form to be signed by you and filed with us. Once we accept your change request, any change will be effective on the date you sign the written request. We will not be liable for any payment we make or other action we take before accepting any written request from you. Accordingly, if you wish to change the Contract Owner, you should deliver your written request to us promptly. Each change is subject to any payment we make or other action we take before we accept it.
Changing ownership of this Contract may cause adverse tax consequences and may not be allowed under qualified plans. Please consult with a competent tax advisor prior to making a request for a change of Contract Owner.
Any request to exercise ownership rights must be signed by all Owners.
ANNUITANT
The Annuitant is the individual whose life determines the amount and duration of income payments (other than under Income Plans with guaranteed payments for a specified period). The Contract requires that there be an Annuitant at all times during the Accumulation Phase and on the Payout Start Date. The Annuitant must be a living person. The Annuitant may not be older than 90 as of the date we receive the completed application.
You initially designate an Annuitant in your application. You (or the youngest Contract Owner if there is more than one) will be the Annuitant unless a different person is named. If the Contract Owner is a living person, you may change the Annuitant at any time prior to the Payout Start Date in a form satisfactory to us.
Once we accept your change request, any change will be effective on the date you sign the written request. We are not liable for any payment we make or other action we take before accepting any written request from you.
If you select Income Plan 2, you may designate a joint Annuitant, who is a second person on whose life income payments depend. A joint Annuitant designation is effective only on the Payout Start Date and remains effective thereafter.
BENEFICIARY
You may name one or more primary and contingent Beneficiaries when you apply for a Contract. The primary Beneficiary is the person who may, in accordance with the terms of the Contract, elect to receive the Death Proceeds or become the new Contract Owner pursuant to the Contract if the sole surviving Contract Owner dies before the Payout Start Date. If the sole surviving Contract Owner dies on or after the Payout Start Date, the primary Beneficiary will receive any guaranteed income payments scheduled to continue. A contingent Beneficiary is the person selected by the Contract Owner who will exercise the rights of the primary Beneficiary if all named primary Beneficiaries die before the death of the sole surviving Contract Owner.

6 Prospectus

You may change or add Beneficiaries at any time, unless you have designated an irrevocable Beneficiary. We will provide a change of Beneficiary request form to be signed by you and filed with us. Until we receive your written request to change a Beneficiary, we are entitled to rely on the most recent Beneficiary information in our files. Once we accept your change request, any change will be effective on the date you sign the written request. We are not liable for any payment we make or other action we take before accepting any written request from you. Accordingly, if you wish to change your Beneficiary, you should deliver your written request to us promptly.
If you did not name a Beneficiary or, unless otherwise provided in the Beneficiary designation, if no named Beneficiary is living when the sole surviving Contract Owner dies, the new Beneficiary will be:

•	your spouse, or if he or she is no longer alive,

•	your surviving children equally, or if you have no surviving children,

•	your estate.
Children, as used in this prospectus, are natural and adopted children only, either minor or adult.
If more than one Beneficiary survives you, we will divide the Death Proceeds among the surviving Beneficiaries according to your most recent written instructions. If you have not given us written instructions in a form satisfactory to us, we will pay the Death Proceeds in equal amounts to the surviving Beneficiaries. If there is more than one Beneficiary in a class (e.g., more than one primary Beneficiary) and one of the Beneficiaries predeceases the Contract Owner, the remaining Beneficiaries in that class will divide the deceased Beneficiary’s share in proportion to the original share of the remaining Beneficiaries.
For purposes of the Contract, in determining whether a living person, including a Contract Owner, primary Beneficiary, contingent Beneficiary, or Annuitant (“Living Person A”) has survived another living person, including a Contract Owner, primary Beneficiary, contingent Beneficiary, or Annuitant (“Living Person B”), Living Person A must survive Living Person B by at least 24 hours. Otherwise, Living Person A will be conclusively deemed to have predeceased Living Person B.
MODIFICATION OF THE CONTRACT
Only an officer of Allstate Life may approve a change in or waive any provision of the Contract. Any change or waiver must be in writing. None of our agents has the authority to change or waive the provisions of the Contract. We may not change the terms of the Contract without your consent, except to conform the Contract to applicable law or changes in the law or except as otherwise permitted in the Contract. If a provision of the Contract is inconsistent with state law, we will follow state law.
ASSIGNMENT
No Contract Owner has a right to assign any interest in a Contract as collateral or security for a loan, and we will not honor an assignment of an interest in a Contract as collateral or security for a loan. However, you may otherwise assign periodic income payments under the Contract prior to the Payout Start Date. No Beneficiary may assign benefits under the Contract until they are due. We will not be bound by any assignment until you sign and file it with us. We are not responsible for the validity of any assignment. Federal law prohibits or restricts the assignment of benefits under many types of retirement plans and the terms of such plans may themselves contain restrictions on assignments. An assignment may also result in taxes or tax penalties. You should consult with an attorney before trying to assign your Contract.
WRITTEN REQUESTS AND FORMS IN GOOD ORDER
Written requests must include sufficient information and/ or documentation, and be sufficiently clear, to enable us to complete your request without the need to exercise discretion on our part to carry it out. You may contact our Customer Service Center to learn what information we require for your particular request to be in "good order." Additionally, we may require that you submit your request on our form. We reserve the right to determine whether any particular request is in good order, and to change or waive any good order requirements at any time.
Any financial request (i.e., a withdrawal request or a transfer request) that is received in good order and accepted by us by 3:00 PM Central Time on a business day will be processed on the same day we accept the request. If your financial request is accepted by us after 3:00 PM on a business day, we will process your request on the next business day.
A "business day" is each Monday through Friday that the New York Stock Exchange is open for business

Purchases and Contract Value
PURCHASE PAYMENTS
Your purchase payment must be at least $10,000. No additional purchase payments may be made to the Contract at any time. We reserve the right to accept a lesser initial purchase payment amount. The maximum amount of the purchase payment we will accept for the Contract without our prior approval is $1,000,000. We reserve the right to reject any application.
Your purchase payment becomes part of our general account, which supports our insurance and annuity obligations. The general account consists of our general assets other than those in segregated asset accounts. We have sole discretion to invest the assets of the general account, subject to applicable law. You do not share in the investment experience of the general account.

7 Prospectus

ALLOCATION OF PURCHASE PAYMENTS
At the time you apply for a Contract, you must decide how to allocate your purchase payment amount among the Guarantee Periods. A Guarantee Period is a period of years during which you will earn a guaranteed interest rate on your money.
We will apply your purchase payment to the Guarantee Period you select within 7 days of the receipt of the payment and required information.
CONTRACT VALUE AND GUARANTEE PERIOD ACCOUNT VALUE
Your Contract Value at any time during the Accumulation Phase is equal to the sum of all Guarantee Period Account Values. Each Guarantee Period Account Value is equal to the amount of the purchase payment allocated to a Guarantee Period Account;

•	plus credited interest to the Guarantee Period Account;

•	less withdrawals of the purchase payment and/or less withdrawals of interest from that Guarantee Period Account; and

•	if any such withdrawal is a Net Withdrawal (see “Access to Your Money”),

•	any applicable withdrawal charge and taxes imposed for such withdrawal also will be deducted from each applicable Guarantee Period Account; and

•	the withdrawal will be subject to a Market Value Adjustment, which may decrease or increase the Guarantee Period Account Value.
Under a Gross Withdrawal, adjustments will be made to your Withdrawal Request Amount rather than the remaining Guarantee Period Account Value, for withdrawal charges, taxes and Market Value Adjustments.
TRIAL EXAMINATION PERIOD
You may cancel your Contract within the Trial Examination Period, which is the 20-day period following receipt of your Contract, or such longer period that your state may require. You may cancel the Contract by delivering it or mailing it to us. If you exercise this right to cancel, the Contract (and if applicable, your Contract purchased as an IRA) terminates and we will return your purchase payment, less any withdrawals, to you.

Guarantee Periods
You may allocate your purchase payment to a specific Guarantee Period Account or you may divide your purchase payment among multiple Guarantee Period Accounts. Your Guarantee Period Account Value allocated to a Guarantee Period Account will earn interest at a specified rate that we guarantee. Currently we offer Guarantee Periods of 1, 3 and 5 years in length. In the future, we may offer Guarantee Periods of different lengths ranging from 1 to 10 years or stop offering some Guarantee Periods. We reserve the right to offer additional Guarantee Periods, or to limit the Guarantee Periods available in the future. A new Guarantee Period Account is established when:

•	you allocate your original purchase payment; and

•	the Guarantee Period Account Value of an expiring Guarantee Period Account is applied to establish a new Guarantee Period Account.
Each Guarantee Period Account is identified by the date the Guarantee Period Account was established and the term length of the Guarantee Period Account.
INTEREST RATES
We will tell you what interest rates we are offering at a particular time. We will not change the interest rate that we credit to a Guarantee Period Account until it expires (except when an Enhanced First Year Rate applies as described below). The interest rates we quote will fluctuate from time to time and will vary depending upon the date a Guarantee Period Account begins. We have no specific formula for determining the annualized effective interest rate that we will declare initially or in the future. We will set interest rates based on investment returns available at the time of the determination. In addition, we may consider various other factors in determining interest rates including regulatory and tax requirements, sales commissions and administrative expenses, general economic trends, and competitive factors. We determine the interest rates to be declared in our sole discretion. We can neither predict nor guarantee what those rates will be in the future. For current interest rate information, please contact Allstate Life at 1-800-203-0068.
Bonus Rate. From time to time we may offer an increase in the annualized effective interest rate (“Bonus Rate”) that we will apply to a new Guarantee Period Account. For the Bonus Rate to apply, your Contract Value must equal or exceed a specified amount (“Bonus Rate Specified Amount”) on the date the Guarantee Period Account is established and on the day after:

•	the Trial Examination Period ends; or

•	the Window Period ends.
Once the Trial Examination Period or the Window Period ends (as applicable), we will apply the Bonus Rate retroactively from the beginning of the applicable Guarantee Period.

8 Prospectus

The Bonus Rate that applies to a new Guarantee Period Account will not change until the Guarantee Period Account expires. Bonus Rates and Bonus Rate Specified Amounts will fluctuate from time to time and will vary depending upon the date a Guarantee Period Account begins.
We declare Bonus Rates and Bonus Rate Specified Amounts in our sole discretion. We can neither predict nor guarantee what those Bonus Rates or Bonus Rate Specified Amounts will be, or whether we will declare Bonus Rates in the future. For current Bonus Rate and Bonus Rate Specified Amount information, please contact Allstate Life at 1-800-203-0068.
Enhanced First Year Rate. From time to time, we may offer a higher annualized effective rate that applies only during the first year of a new Guarantee Period Account (“Enhanced First Year Rate”).
We will apply any Enhanced First Year Rate from the beginning of the applicable Guarantee Period. At the end of the first year of the Guarantee Period, we will credit interest for the remainder of the Guarantee Period at the lower annualized effective interest rate we declared at the beginning of the Guarantee Period.
Eligibility for an Enhanced First Year Rate may depend on your Issue Date, and Enhanced First Year Rates may be available only for Guarantee Periods of certain lengths. The Enhanced First Year Rate may vary depending upon your Issue Date, and the date a Guarantee Period begins. The annualized effective interest rate we declare for a Guarantee Period offering an Enhanced First Year Rate may be lower than the annualized effective interest rate we may declare for Guarantee Periods that do not have an Enhanced First Year Rate.
We may declare an Enhanced First Year Rate in our sole discretion. We can neither predict nor guarantee what an Enhanced First Year Rate will be or whether we will declare an Enhanced First Year Rate in the future. For current information on Enhanced First Year Rates, please contact Allstate Life at 1-800-203-0068.
HOW WE CREDIT INTEREST
We will credit interest to your purchase payment beginning on the Issue Date. The interest credited to the initial Guarantee Period Account(s) will depend on the annualized effective interest rate we declared when your purchase payment was allocated to such Guarantee Period Account(s). Interest will be credited to a renewed Guarantee Period Account at the annualized effective interest rate declared by us at our discretion, from the day immediately following the day the prior Guarantee Period Account expires (“New Account Start Date”). Interest will be credited daily at a rate which compounds over each year to such annualized effective interest rate. Your annualized effective interest rate includes Bonus Rates and/or Enhanced First Year Rates, if applicable.
The following example illustrates how a $10,000 purchase payment would grow, if allocated to a 5 year Guarantee Period, crediting a hypothetical 4.50% annualized effective interest rate:

Purchase Payment	$10,000
Guarantee Period	5 Years
Annualized Effective Interest Rate	4.50%

End of Contract Year
	Year 1	Year 2	Year 3	Year 4	Year 5
Beginning Contract Value	$10,000.00
× (1 + Annual Interest Rate)	1.045
	$10,450.00
Contract Value at end of Contract Year		$10,450.00
× (1 + Annual Interest Rate)		1.045
		$10,920.25
Contract Value at end of Contract Year			$10,920.25
× (1 + Annual Interest Rate)			1.045
			$11,411.66
Contract Value at end of Contract Year				$11,411.66
× (1 + Annual Interest Rate)				1.045
				$11,925.19
Contract Value at end of Contract Year					$11,925.19
× (1 + Annual Interest Rate)					1.045
					$12,461.82
The example above assumes no withdrawals were made during the entire 5 year period. If you were to make a partial withdrawal, you may be required to pay a withdrawal charge (see “Withdrawal Charge”). In addition, the amount withdrawn may be increased or decreased by a Market Value Adjustment that reflects changes in interest rates since the time you invested the amount withdrawn (see “Market Value Adjustment”). The hypothetical annualized effective interest rate is for illustrative purposes only and is not intended to predict future interest rates to be declared under the Contract. Actual interest rates declared for any given Guarantee Period may be more or less than shown above.

9 Prospectus

Renewals. Before the end of each Guarantee Period Account, we will mail you a notice informing you of the options available to you for the expiring Guarantee Period Account. During the Window Period, you may either:

1)
apply the Guarantee Period Account Value to new Guarantee Period Account(s). The new Guarantee Period Account will begin on the New Account Start Date at the annualized effective interest rate we declared for the new Guarantee Period; or

2)	withdraw all or a portion of your money in the expiring Guarantee Period Account without incurring a withdrawal charge or a Market Value Adjustment.
If we do not receive an election from you within the Window Period, a new Guarantee Period Account of the same duration as the previous Guarantee Period Account is automatically established at the annualized effective interest rate declared for the new Guarantee Period Account. If a Guarantee Period Account of the same duration is no longer offered, then we will allocate the amount in the expiring Guarantee Period Account to a new Guarantee Period Account with the next shortest duration then offered.
If you choose to make a withdrawal from an expiring Guarantee Period Account during the Window Period and:

1)	we receive your request to make a withdrawal on or before the New Account Start Date, then the withdrawal will be deemed to have occurred on the New Account Start Date; or

2)
we receive your request to make a withdrawal during the Window Period, then the withdrawal will be made on the day we process your withdrawal request and the amount withdrawn will earn interest, at the rate we declared for a Guarantee Period Account of the same term length as the expiring Guarantee Period Account, for the period beginning on the New Account Start Date and ending on the day your withdrawal is processed.

Any remaining balance not withdrawn will earn interest for the term of the new Guarantee Period Account at the annualized effective interest rate declared for such account.
Market Value Adjustment. Withdrawals, unless expressly exempted, may be subject to a Market Value Adjustment.
We will not apply the Market Value Adjustment to:

•	withdrawals you make to satisfy IRS minimum distribution rules for the Contract;

•	withdrawals made within the Free Withdrawal Amount, described under “Expenses” below;

•	withdrawals made during the Window Period, as described in Renewals, above;

•	amounts paid during the Payout Phase; or

•	amounts paid as Death Proceeds in a lump sum.
We apply the Market Value Adjustment to reflect changes in interest rates from the date a Guarantee Period Account was established to the time you make the withdrawal.
We calculate the Market Value Adjustment by comparing the U.S. Treasury Rate Constant Maturity Yield (“Treasury Rate”) for a maturity equal to the term length of the Guarantee Period Account for the week prior to the date the Guarantee Period Account begins to the Treasury Rate for a maturity equal to the term length of that Guarantee Period Account for the week prior to the date we receive your withdrawal request.
The Market Value Adjustment may be positive or negative, depending on changes in the Treasury Rate. As a result, you bear the investment risk associated with changes in the Treasury Rate. If the Treasury Rate increases significantly from the time the Guarantee Period Account began, the Market Value Adjustment, any applicable withdrawal charge, premium taxes, and income tax withholding (if applicable) could reduce the amount you receive upon full withdrawal of your Contract Value to an amount that is less than your original purchase payment or less than the beginning value of your Guarantee Period Account.
Generally, if the Treasury Rate at the beginning of the Guarantee Period Account is lower than the current Treasury Rate upon withdrawal, then the Market Value Adjustment will result in a lower amount payable to you. Conversely, if the Treasury Rate at the beginning of the Guarantee Period Account is higher than the current Treasury Rate, then the Market Value Adjustment will result in a higher amount payable to you.
For example, assume that you purchase a Contract and the Treasury Rate on the day you purchase the Contract is 4.50%. Assume that at the end of 3 years, you make a partial withdrawal in excess of the Free Withdrawal Amount. If, at that later time, the Treasury Rate is 4.00%, then the Market Value Adjustment will be positive, which will result in an increase in the amount payable to you. Conversely, if the Treasury Rate is 5.00%, then the Market Value Adjustment will be negative, which will result in a decrease in the amount payable to you.
The Market Value Adjustment also depends upon the amount of time remaining prior to the expiration of the current Guarantee Period Account. The formula for calculating Market Value Adjustments is set forth in Appendix A to this prospectus, which also contains additional examples of the application of the Market Value Adjustment.

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For a Gross Withdrawal the Market Value Adjustment equals a market value adjustment factor multiplied by the amount by which your Withdrawal Request Amount exceeds the Free Withdrawal Amount for the Guarantee Period Account.
For a Net Withdrawal, the Market Value Adjustment is calculated such that you receive the full Withdrawal Request Amount. The calculation of the Market Value Adjustment takes into consideration your Withdrawal Request Amount, the Free Withdrawal Amount, withdrawal charges, and taxes.
See below for definitions of “Gross Withdrawal”, “Withdrawal Request Amount”, “Free Withdrawal Amount”, “Net Withdrawal”, and “Withdrawal Charges”.

Expenses
As a Contract Owner, you will bear the charges and expenses described below.
WITHDRAWAL CHARGE
We may assess a withdrawal charge on withdrawals from the Contract during the Accumulation Phase. However, each Contract Year (“Contract Year”), which we measure from the Issue Date and each Contract anniversary, you may withdraw up to the “Free Withdrawal Amount” without paying a withdrawal charge. The Free Withdrawal Amount for a Guarantee Period Account in a Contract Year is equal to 10% of the Guarantee Period Account Value immediately before you make the first withdrawal from any Guarantee Period Account in that Contract Year. Unused portions of this 10% Free Withdrawal Amount are not carried forward to future Contract Years.
The withdrawal charge is as follows:

Number of Complete Contract Years Since Issue Date:	Withdrawal Charge
0	7%
1	7%
2	7%
3	6%
4	6%
5	5%
6	4%
7	3%
8	2%
9	1%
10+	0%
The withdrawal charge is determined by multiplying the withdrawal charge percentage corresponding to the number of complete Contract Years in the table above by the amount of each Withdrawal Request Amount (for a “Gross Withdrawal”) or “Adjusted Withdrawal Request Amount” (for a “Net Withdrawal”) that exceeds the Free Withdrawal Amount for the applicable Guarantee Period Account.
Beginning on May 1, 2006, if you make a withdrawal before the Payout Start Date, we will apply the withdrawal percentage in effect on the date of the withdrawal or the withdrawal percentage in effect on the following day, whichever is lower.
We will deduct applicable withdrawal charges from the amount of your withdrawal request and/or the Guarantee Period Account Value. See Access to Your Money for more details.
For federal income tax purposes, earnings under your Contract are considered to come out first. This means you pay taxes on your withdrawal to the extent of any earnings in the Contract.
We do not apply a withdrawal charge in the following situations:

•	withdrawals taken during the 45 day Window Period, see “Access to Your Money”;

•	withdrawals taken to satisfy IRS minimum distribution rules for the Contract;

•	withdrawals that qualify for a waiver (see below).
We use the amounts obtained from the withdrawal charge to recover the cost of sales commissions and other promotional or distribution expenses associated with marketing the Contracts.
Withdrawals may be subject to income tax withholding and penalties, and Market Value Adjustments. You should consult your own tax counsel or other tax advisers regarding any withdrawals.

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Confinement Waiver. We will waive the Withdrawal Charge on any applicable withdrawal taken under your Contract if the following conditions are satisfied:

1.
you or the Annuitant, if the Contract Owner is not a living person, are first confined to a long term care facility or a hospital for at least 90 consecutive days. You or the Annuitant must enter the long term care facility or hospital at least 30 days after the Issue Date,

2.	we receive your request for withdrawal and Due Proof of confinement no later than 90 days following the end of your or the Annuitant’s confinement at the long term care facility or hospital, and

3.	a physician must have prescribed the confinement and the confinement must be medically necessary (as defined in the Contract).
“Due Proof” includes, but is not limited to, a letter signed by a physician stating the dates the Owner or Annuitant was confined, the name and location of the Long Term Care Facility or Hospital, a statement that the confinement was medically necessary, and, if released, the date the Owner or Annuitant was released from the Long Term Care Facility or Hospital.
Terminal Illness Waiver. We will waive the Withdrawal Charge on any applicable withdrawal under your Contract if:

1.	you or the Annuitant, if the Contract Owner is not a living person, are diagnosed by a physician as having a terminal illness (as defined in the Contract) at least 30 days after the Issue Date, and

2.	you provide Due Proof of diagnosis to us before or at the time you request the withdrawal.
“Due Proof” includes, but is not limited to, a letter signed by a physician stating that the Owner or Annuitant has a Terminal Illness and the date the Terminal Illness was first diagnosed.
Unemployment Waiver. We will waive the Withdrawal Charge on one partial or a full withdrawal taken under your Contract, if you meet the following requirements:

1.	you or the Annuitant, if the Contract Owner is not a living person, become unemployed at least one year after the Issue Date,

2.	you or the Annuitant receive Unemployment Compensation for at least 30 consecutive days as a result of that unemployment, and

3.	you or the Annuitant claim this benefit within 180 days of your or the Annuitant’s initial receipt of Unemployment Compensation.
Before we will waive any Withdrawal Charges, you must give us Due Proof prior to, or at the time of, the withdrawal request, that you or the Annuitant have been unemployed and have been granted Unemployment Compensation for at least 30 consecutive days.
“Unemployment Compensation” means unemployment compensation received from a unit of state or federal government in the U.S. “Due Proof” includes, but is not limited to, a legible photocopy of an unemployment compensation payment that meets the above described criteria with regard to dates and a signed letter from you stating that you or the Annuitant meet the above described criteria.
You may exercise this benefit once over the term of the Contract. Amounts withdrawn may be subject to Market Value Adjustments.
Please refer to your Contract for more detailed information about the terms and conditions of these waivers.
The laws of your state may limit the availability of these waivers and may also change certain terms and/or benefits available under the waivers. You should consult your Contract for further details on these variations. Also, even if you do not pay a Withdrawal Charge because of these waivers, a Market Value Adjustment may apply and you still may be required to pay taxes or tax penalties on the amount withdrawn. You should consult your tax advisor to determine the effect of a withdrawal on your taxes.
PREMIUM TAXES
Some states and other governmental entities (e.g., municipalities) charge premium taxes or similar taxes. We are responsible for paying these taxes and will deduct them from your Contract Value. Some of these taxes are due when the Contract is issued, others are due when income payments begin or upon surrender. Our current practice is not to charge anyone for these taxes until income payments begin or when a total withdrawal occurs, including payment upon death.
We may, sometime in the future, discontinue this practice and deduct premium taxes from the purchase payments. Premium taxes generally range from 0% to 4%, depending on the state or other governmental entity (as applicable).
At the Payout Start Date, we deduct the charge for any applicable premium taxes from the total Contract Value before applying the Contract Value to an Income Plan.

Access to Your Money
You can withdraw some or all of your money at any time prior to the Payout Start Date. You may not make any withdrawals or surrender your Contract once the Payout Phase has begun.
The minimum you may withdraw is $250. If the amount you withdraw reduces the Contract Value to less than $1,000, we may treat the withdrawal request as a request to surrender the Contract.

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The amount you receive may be reduced by a withdrawal charge, income tax withholding and any premium taxes. The amount you receive may also be increased or reduced by a Market Value Adjustment. If you request a total withdrawal, we may require that you return your Contract to us.
When you make a withdrawal, you must specify whether you choose to make a Gross Withdrawal or a Net Withdrawal.
Under a Gross Withdrawal, applicable Market Value Adjustments, withdrawal charges and taxes are calculated based upon the amount of your withdrawal request (“Withdrawal Request Amount”). Withdrawal charges, taxes, and negative Market Value Adjustments are deducted from your Withdrawal Request Amount and will decrease the amount you receive. Positive Market Value Adjustments will not be added to your Guarantee Period Account Value, but rather will be included in the withdrawal payment you receive.
Under a Net Withdrawal, Market Value Adjustments and deductions for applicable withdrawal charges and taxes are made to your Guarantee Period Account Value and are calculated such that you receive the Withdrawal Request Amount. In making these calculations, we determine an adjusted Withdrawal Request Amount (“Adjusted Withdrawal Request Amount”), which is the amount that after applicable Market Value Adjustments and deductions for applicable withdrawal charges and taxes, results in your full Withdrawal Request Amount.
If you do not specify whether your withdrawal is a Gross Withdrawal or a Net Withdrawal, it will be deemed to be a Gross Withdrawal. A withdrawal of the entire Contract Value will always be a Gross Withdrawal.
For a Gross Withdrawal, the Free Withdrawal Amount in a Contract Year is reduced by the Withdrawal Request Amount, and for a Net Withdrawal, the Free Withdrawal Amount in a Contract Year is reduced by the Adjusted Withdrawal Request Amount.
You must also specify the Guarantee Period Account(s) from which you wish to make a withdrawal. If you do not specify the Guarantee Period Accounts from which you wish to make a withdrawal, we will withdraw funds from any Guarantee Period Account(s) that is in a Window Period. If the combined Guarantee Period Account Values from all such Guarantee Period Accounts are not sufficient to fund your withdrawal, we will then withdraw funds from Guarantee Period Accounts that are not in a Window Period. The amount we withdraw from each Guarantee Period Account will be in the proportion that the Guarantee Period Account Value of that Guarantee Period Account bears to the total Guarantee Period Account Value of all Guarantee Period Accounts not in a Window Period.
For Contracts issued in certain states if you withdraw the entire Contract Value, the amount that we will pay you will never be less than 90% of the purchase payment, less any prior withdrawals, accumulated at the minimum interest rate required to be credited under the relevant nonforfeiture law of such respective states. For additional information concerning these states, please contact your financial representative or Allstate Life at 1-800-203-0068.
For federal income tax purposes, distributions taken prior to the Payout Start Date are generally considered to come from the earnings in the Contract first. If the Contract is tax-qualified, generally all withdrawals are treated as distributions of earnings. Withdrawals of earnings are taxed as ordinary income and, if taken prior to age 59½, may be subject to an additional 10% federal tax penalty.
SYSTEMATIC WITHDRAWAL PROGRAM
You may choose to receive systematic withdrawal payments on a monthly, quarterly, semi-annual, or annual basis at any time prior to the Payout Start Date. The minimum amount of each systematic withdrawal is $50. We will deposit systematic withdrawal payments into a designated account. Please consult with your financial representative for details.
Distributions taken prior to annuitization (referred to in this prospectus as the Payout Phase) are generally considered to come from the earnings in the Contract first. If you have a Tax Qualified Contract, generally all withdrawals are treated as distributions of earnings. Withdrawals of earnings are taxed as ordinary income and, if taken prior to age 59½, may be subject to an additional 10% federal tax penalty.
We may modify or suspend the Systematic Withdrawal Program and charge a processing fee for the service. If we modify or suspend the Systematic Withdrawal Program, existing systematic withdrawal payments will not be affected.
POSTPONEMENT OF PAYMENTS
Allstate Life may postpone paying any amount for a partial or total withdrawal to authenticate the signature on a request. In the event that we postpone payment, the request will not be effective until we have validated the signature on the request to our satisfaction. Once accepted, the request for the partial or total withdrawal will be paid within seven days.
We may defer payment of withdrawals for up to 6 months from the date we receive your withdrawal request. If we delay payment for 30 days or more, we will pay interest as required by law.
MINIMUM CONTRACT VALUE
If the amount you withdraw reduces your Contract Value to less than $1,000, we may treat it as a request to withdraw your entire Contract Value. Your Contract will terminate if you withdraw all of your Contract Value. We will, however, ask you to confirm your withdrawal request before terminating your Contract. Before terminating any Contract whose value has been reduced by withdrawals to less than $1,000, we will inform you in writing of our intention to terminate your Contract and give you at least 30 days in which to modify your withdrawal request to maintain your Contract’s value to the contractual minimum of $1,000. If we terminate your Contract, we will distribute to you its Contract Value, adjusted by any Market Value Adjustments, withdrawal charges and applicable taxes.

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Payout Phase
PAYOUT START DATE
The Payout Start Date is the day that we apply your Contract Value, less any applicable taxes, to an Income Plan. The Payout Start Date must be:

•	at least 30 days after the Issue Date; and

•	no later than the Annuitant’s 90th birthday, or

•	the 10th Contract anniversary, if later.
You may change the Payout Start Date at any time by notifying us in writing of the change at least 30 days before the new Payout Start Date. Absent a change, we will use the Payout Start Date stated in your Contract.
INCOME PLANS
An Income Plan is a series of scheduled payments to you or someone you designate. You may choose only one Income Plan. You may choose and change your choice of Income Plan until 30 days before the Payout Start Date. If you do not select an Income Plan, we will make income payments in accordance with Income Plan 1 with guaranteed payments for 10 years. After the Payout Start Date, you may not make withdrawals or change your choice of Income Plan.
A portion of each payment will be considered taxable and the remaining portion will be a non-taxable return of your investment in the Contract, which is also called the “basis”. Once the investment in the Contract is depleted, all remaining payments will be fully taxable. If the Contract is tax-qualified, generally, all payments will be fully taxable. Taxable payments taken prior to age 59½, may be subject to an additional 10% federal tax penalty.
The three Income Plans available under the Contract are:
Income Plan 1 - Life Income with and without Guaranteed Number of Payments. Under this plan, we make periodic income payments for at least as long as the Annuitant lives. If the Annuitant dies in the Payout Phase, we will continue to pay income payments until the guaranteed number of payments has been paid. The number of months guaranteed (“Guaranteed Payment Period”) may range from 0 to 360 months. If you choose 0 months, payments will continue only as long as the Annuitant lives. If the Annuitant is age 90 or older as of the Payout Start Date, the Guaranteed Payment Period may range from 60 to 360 months.
Income Plan 2 - Joint and Survivor Life Income with and without Guaranteed Number of Payments. Under this plan, we make periodic income payments for at least as long as either the Annuitant or the joint Annuitant, named at the time the Income Plan was selected, lives. If both the Annuitant and joint Annuitant die in the Payout Phase, we will continue to pay the income payments until the guaranteed number of payments has been paid. The Guaranteed Payment Period may range from 0 to 360 months. If you choose 0 months, payments will continue only as long as the Annuitant or joint Annuitant lives. If either the Annuitant or joint Annuitant is age 90 or older as of the Payout Start Date, the Guaranteed Payment Period may range from 60 to 360 months.
Income Plan 3 - Guaranteed Number of Payments. Under this plan, we make periodic income payments for the period you have chosen. These payments do not depend on the Annuitant’s life. The shortest number of months guaranteed is 60 (120 if the Payout Start Date occurs before the third Contract anniversary). The longest number of months guaranteed is 360 or the number of months between the Payout Start Date and the date that the Annuitant reaches age 100, if greater. In no event may the number of months guaranteed exceed 600.
The length of any Guaranteed Payment Period under your selected Income Plan generally will affect the dollar amount of each income payment. As a general rule, longer guarantee periods result in lower income payments, all other things being equal. For example, if you choose an Income Plan with payments that depend on the life of the Annuitant but with no minimum specified period for guaranteed payments, the income payments generally will be greater than the income payments made under the same Income Plan with a minimum specified period for guaranteed payments. As a general rule, plans with a joint Annuitant also will result in lower income payments. Income plans may vary from state to state.
We may make other Income Plans available, including ones that you and we agree upon. You may obtain information about them by writing or calling us.
If the Contract Owner dies after the Payout Start Date, the new Contract Owner will be the surviving Contract Owner. If there is no surviving Contract Owner, the new Contract Owner will be the Beneficiary(ies). Any remaining income payments will be paid to the new Contract Owner as scheduled.
If you choose Income Plan 1 or 2, or, if available, another Income Plan with payments that continue for the life of the Annuitant or joint Annuitant, we will require proof of age and sex of the Annuitant or joint Annuitant before starting income payments, and may require proof that the Annuitant or joint Annuitant are alive before we make each payment. Please note that under such Income Plans, if you elect to take no guaranteed payments, it is possible that the payee could receive no income payments if the Annuitant and any joint Annuitant both die before the first income payment, or only one income payment if they die before the second income payment, and so on.

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We will apply your Contract Value less any applicable premium tax, to your Income Plan on the Payout Start Date. For Contracts issued in certain states the amount that we will apply to an Income Plan will never be less than 90% of the purchase payment, less any prior withdrawals, accumulated at the minimum interest rate required to be credited under the relevant nonforfeiture law of such respective states. For additional information concerning these states, please contact your financial representative or Allstate Life at 1-800-203-0068.
If the amount available to apply under an Income Plan is less than $3,000, or if your initial monthly payment would be less than $20, and state law permits, we reserve the right to:

•	reduce the frequency of your payments so that each payment will be at least $20; or

•	terminate the Contract and pay you the Contract Value less any applicable taxes, in a lump sum instead of the periodic payments you have chosen.
INCOME PAYMENTS
Subject to your Income Plan selection, we may guarantee income payment amounts for the duration of the Income Plan. We calculate income payments by:

1.	determining your Contract Value as of the Payout Start Date;

2.	deducting any applicable premium tax; and

3.	applying the resulting amount to the greater of:

(a)	the appropriate value from the income payment table in your Contract; or

(b)	such other value as we are offering at that time.
We may defer making fixed income payments for a period of up to six months or such shorter time state law may require. If we defer such payments for 30 days or more, we will pay interest as required by law from the date we receive the withdrawal request to the date we make payment.
CERTAIN EMPLOYEE BENEFIT PLANS
The Contract offered by this prospectus contains income payment tables that provide for different payments to men and women of the same age, except in states that require unisex tables. We reserve the right to use income payment tables that do not distinguish on the basis of sex, to the extent permitted by law. In certain employment-related situations, employers are required by law to use the same income payment tables for men and women. Accordingly, if the Contract is used in connection with an employment-related retirement or benefit plan and we do not offer unisex annuity tables in your state, you should consult with legal counsel as to whether the Contract is appropriate.

Death Proceeds
Under certain conditions, described below, we will pay a death settlement (“Death Proceeds”) for your Contract on the death of the Contract Owner or the death of the Annuitant (if the Contract Owner is a non-living person) if the death occurs prior to the Payout Start Date. If the Contract Owner or Annuitant (if the Contract Owner is a non-living person) dies after the Payout Start Date, we will pay remaining income payments as described in the “Payout Phase” section of your Contract. See “Income Payments” above, for more details.
The Contract offers Death Proceeds prior to the Payout Start Date on the earlier of:

1.	the death of any Contract Owner; or

2.	the death of the Annuitant, if the Contract Owner is a non-living person.
We will pay the Death Proceeds to the new Contract Owner as determined immediately after the death. The new Contract Owner will be the surviving Contract Owner(s) or, if there are none, the Beneficiary(ies).
A claim for settlement of the Death Proceeds must include Due Proof of Death. We will accept the following documentation as “Due Proof of Death”:

•	a certified copy of a death certificate;

•	a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

•	any other proof acceptable to us.
Prior to the Payout Start Date, the Death Proceeds are equal to the Contract Value.
We will calculate the value of the Death Proceeds as of the date we receive the first complete request for settlement of the Death Proceeds from any Owner.

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For Contracts issued in certain states the amount of the Death Proceeds that we will pay you will never be less than 90% of the purchase payment, less any prior withdrawals, accumulated at the minimum interest rate required to be credited under the relevant nonforfeiture law of such respective states. For additional information concerning these states, please contact your financial representative or Allstate Life at 1-800-203-0068.
DEATH PROCEEDS PAYMENT
Death of Contract Owner. If any Contract Owner dies before the Payout Start Date, the new Contract Owner will be the surviving Contract Owner. If there is no surviving Contract Owner, the new Contract Owner will be the Beneficiary(ies) as described in the Beneficiary provision.
If there is more than one new Contract Owner taking a share of the Death Proceeds each new Contract Owner will be treated as a separate and independent Contract Owner of his or her respective share of the Death Proceeds. Each new Contract Owner will exercise all rights related to his or her share of the Death Proceeds, including the sole right to elect one of the Option(s) below for his or her respective share. Each new Contract Owner may designate a Beneficiary(ies) for his or her respective share, but that designated Beneficiary(ies) will be restricted to the Option chosen by the original new Contract Owner.
The Options available to the new Contract Owner will be determined by the applicable Category described below in which the new Contract Owner is defined. An Option will be deemed to have been chosen on the day we receive written notification in a form satisfactory to us.
Category 1. If your spouse is the sole new Contract Owner of the entire Contract, the Contract will continue in the Accumulation Phase, unless your spouse chooses from Options A, B, or C, described below.
If you also were the Annuitant, then your spouse will be the new Annuitant unless he or she names a new Annuitant, as described in the Annuitant provision, above. Your spouse may make a single withdrawal of any amount within one year of the date of your death without incurring a withdrawal charge; however the amount withdrawn may be subject to a Market Value Adjustment.
Category 2. If the new Contract Owner is a living person who is not your spouse, or if there are multiple living new Contract Owners, the new Contract Owner(s) must (each) choose from Options A, B or C, described below. If a new Contract Owner does not choose one of these Options, Option A will apply for such new Contract Owner.
Category 3. If the new Contract Owner is a corporation, trust or other non-living person, the new Contract Owner must choose between Options A or C, described below. If the new Contract Owner does not choose either of these Options, Option A will apply.
The following Death of Contract Owner Options are available, as applicable:
Option A. The new Contract Owner may elect to receive the Contract Value payable within 5 years of the date of your death. Withdrawal charges will be waived for any withdrawals made during this 5 year period; however the amounts withdrawn may be subject to Market Value Adjustments.
If the new Contract Owner dies prior to the end of the 5 year period and before the complete liquidation of the Contract Value, then the new Contract Owner’s Beneficiary(ies) will receive the remaining Contract Value. This amount must be fully withdrawn within 5 years of the date of your death.
Option B. The new Contract Owner may elect, within 11 months of the date of your death, to receive the Death Proceeds paid out under one of the Income Plans described in the Income Payments section, subject to the following conditions:
Income payments must begin within one year of your date of death. Income payments must be payable:

i.	Over the life of the new Contract Owner; or

ii.	for a guaranteed payment period of at least 5 years, but not to exceed the life expectancy of the new Contract Owner; or

iii.	over the life of the new Contract Owner with a guaranteed payment period of at least 5 years, but not to exceed the life expectancy of the new Contract Owner.
Option C. The new Contract Owner may elect to receive the Death Proceeds immediately in a lump sum but no later than five years from the date of death. Death Proceeds received under this Option in a lump sum are not subject to a Market Value Adjustment.
All ownership rights subject to the conditions described in this provision or any restrictions previously placed upon the Beneficiary, will be available to the new Contract Owner from the date of your death until the date on which the Death Proceeds are paid.
We reserve the right to offer additional Death of Contract Owner Options.
If the Contract Owner dies after the Payout Start Date, refer to the Income Payments section.
Option D. For Nonqualified Contracts, the New Contract Owner may elect to make withdrawals at least annually of amounts equal to the “Annual Required Distribution” calculated for each calendar year. The first such withdrawal must occur within:

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i.	One year of the date of death;

ii.	The same calendar year as the date we receive the first Complete Request for Settlement; and

iii.	One withdrawal frequency.
The New Contract Owner must select the withdrawal frequency (monthly, quarterly, semi-annual, or annual). Once this option is elected and frequency of withdrawals is chosen, they cannot be changed by the New Contract Owner and become irrevocable. In the calendar year in which the Death Proceeds are determined, the Annual Required Distribution is equal to the Contract Value on the date of the first distribution divided by the “Life Expectancy” of the New Contract Owner and the result multiplied by a fraction that represents the portion of the calendar year remaining after the date of the first distribution. (The Contract Value, as of the date we receive the Complete Request for Settlement, will be reset to equal the Death Proceeds as of that date. The Contract Value on the date of the first distribution may be more or less than the Contract Value as of the date we receive the Complete Request for Settlement.) The Life Expectancy in that calendar year is equal to the life expectancy value from IRS Tables based on the age of the New Contract Owner as of his or her birthday in the same calendar year. In any subsequent calendar year, the Annual Required
Distribution is equal to the Contract Value as of December 31 of the prior year divided by the remaining Life Expectancy of the New Contract Owner. In each calendar year after the calendar year in which the first distribution occurred, the Life Expectancy of the New Contract Owner is the Life Expectancy calculated in the previous calendar year minus one (1) year. If the Life Expectancy is less than one (1), the Annual Required Distribution is equal to the Contract Value. If the New Contract Owner dies before the Contract Value is completely withdrawn, the scheduled withdrawals will continue to be paid to the New Contract Owner’s Beneficiary(ies).
Death of Annuitant. If the Annuitant who is also the Contract Owner dies before the Payout Start Date, the Death of Contract Owner provision, described above will apply. If the Annuitant who is not also the Contract Owner dies before the Payout Start Date, the Options available to the Contract Owner will be determined by the applicable Category described below in which the Contract Owner is defined.
Category 1. If the Contract Owner is a living person, the Contract will continue in the Accumulation Phase with a new Annuitant. The new Annuitant will be:

i.	A person you name by written request subject to the conditions described in the Annuitant provision on page 6; otherwise,

ii.	The youngest Contract Owner; otherwise,

iii.	The youngest Beneficiary.
Category 2. If the Contract Owner is a corporation, trust or other non-living person, the Contract Owner must receive the Contract Value payable within 5 years of the Annuitant’s date of death. Withdrawal charges will be waived for any withdrawals made during this 5 year period; however the amounts withdrawn may be subject to Market Value Adjustments.
All ownership rights provided by the Contract will be available to the Contract Owner from the date of the Annuitant’s death until the date on which the Death Proceeds are paid.
We reserve the right to offer additional Death of Annuitant Options.

More Information
ALLSTATE LIFE
Allstate Life is the issuer of the Contract. Allstate Life was organized in 1957 as a stock life insurance company under the laws of the State of Illinois.
Allstate Life is a wholly owned subsidiary of Allstate Insurance Company, a stock property-liability insurance company organized under the laws of the State of Illinois. All of the capital stock issued and outstanding of Allstate Insurance Company is owned by The Allstate Corporation.
Allstate Life is licensed to operate in the District of Columbia, Puerto Rico, and all jurisdictions except the State of New York. We intend to offer the Contract in those jurisdictions in which we are licensed. Our home office is located at 3075 Sanders Road, Northbrook, Illinois, 60062.
THE CONTRACT
Distribution. Allstate Distributors, L.L.C. (“Allstate Distributors”), located at 3075 Sanders Road, Northbrook, IL 60062, is the principal underwriter and distributor of the Contract. Allstate Distributors is a wholly owned subsidiary of Allstate Life. Allstate Distributors is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and is a member of the Financial Industry Regulatory Authority ("FINRA").
Allstate Distributors does not sell Contracts directly to purchasers. Allstate Distributors enters into selling agreements with affiliated and unaffiliated broker-dealers and banks to sell the Contracts through their registered representatives. The broker-dealers are registered

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with the SEC and are FINRA member firms. Their registered representatives are also licensed as insurance agents by applicable state insurance authorities and appointed as agents of Allstate Life in order to sell the Contracts. Contracts also may be sold by representatives or employees of banks that may be acting as broker-dealers without separate registration under the Exchange Act, pursuant to legal and regulatory exceptions.
We will pay commissions to broker-dealers and banks which sell the Contracts. Commissions paid vary, but we may pay up to a maximum sales commission of 7.25% of total purchase payments. In addition, we may pay ongoing annual compensation of up to 1.25% of Contract Value. Individual representatives receive a portion of compensation paid to the broker-dealer or bank with which they are associated in accordance with the broker-dealer's or bank's practices. We estimate that commissions and annual compensation, when combined, will not exceed 8.5% of total purchase payments. However, commissions and annual compensation could exceed that amount because ongoing annual compensation is related to Contract Value and the number of years the Contract is held.
From time to time, we pay asset-based compensation and/or marketing allowances to banks and broker-dealers. These payments vary among individual banks and broker dealers, and the asset-based payments may be up to 0.25% of Contract Value annually. These payments are intended to contribute to the promotion and marketing of the Contracts, and they vary among banks and broker-dealers. The marketing and distribution support services include but are not limited to: (1) placement of the Contracts on a list of preferred or recommended products in the bank's or broker-dealer's distribution system; (2) sales promotions with regard to the Contracts; (3) participation in sales conferences; and (4) helping to defray the costs of sales conferences and educational seminars for the bank or broker-dealer's registered representatives. For more information on the compensation associated with this Contract that your registered representative or his or her bank or brokerage firm may receive, please consult your registered representative.
Allstate Life does not pay Allstate Distributors a commission for distribution of the Contracts. Allstate Distributors compensates its representatives who act as wholesalers, and their sales management personnel, for Contract sales. This compensation is based on a percentage of premium payments and/or a percentage of Contract Values. The underwriting agreement with Allstate Distributors provides that we will reimburse Allstate Distributors for expenses incurred in distributing the Contracts, including any liability to Contract Owners arising out of services rendered or Contracts issued.
Administration. We have primary responsibility for all administration of the Contracts. We provide the following administrative services, among others:

•	issuance of the Contracts;

•	maintenance of Contract Owner records;

•	Contract Owner services; and

•	preparation of Contract Owner reports.
You should notify us promptly in writing of any address change. You should read your statements and confirmations carefully and verify their accuracy. You should contact us promptly if you have a question about a periodic statement. We will investigate all complaints and make any necessary adjustments retroactively, but you must notify us of a potential error within a reasonable time after the date of the questioned statement. If you wait too long, we reserve the right to make the adjustment as of the date that we receive notice of the potential error.
We also will provide you with additional periodic and other reports, information and prospectuses as may be required by federal securities laws.
ANNUITIES HELD WITHIN A QUALIFIED PLAN
If you use the Contract within an employer sponsored qualified retirement plan, the plan may impose different or additional conditions or limitations on withdrawals, waivers of withdrawal charges, death benefits, Payout Start Dates, income payments, and other Contract features. In addition, adverse tax consequences may result if qualified plan limits on distributions and other conditions are not met. Please consult your qualified plan administrator for more information. Allstate Life no longer issues deferred annuities to employer sponsored qualified retirement plans.
LEGAL MATTERS
Certain matters of state law pertaining to the Contracts, including the validity of the Contracts and Allstate Life’s right to issue such Contracts under applicable state insurance law, have been passed upon by Angela K. Fontana, Vice President, General Counsel and Secretary of Allstate Life.

Taxes
The following discussion is general and is not intended as tax advice. Allstate Life makes no guarantee regarding the tax treatment of any Contract or transaction involving a Contract.
Federal, state, local and other tax consequences of ownership or receipt of distributions under an annuity contract depend on your individual circumstances. If you are concerned about any tax consequences with regard to your individual circumstances, you should consult a competent tax adviser.

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TAXATION OF ALLSTATE LIFE INSURANCE COMPANY
Allstate Life is taxed as a life insurance company under Part I of Subchapter L of the Code.
TAXATION OF FIXED ANNUITIES IN GENERAL
Tax Deferral. Generally, you are not taxed on increases in the Contract Value until a distribution occurs. This rule applies only where the Contract Owner is a natural person.
Non-Natural Owners. Non-natural owners are also referred to as Non Living Owners in this prospectus. As a general rule, annuity contracts owned by non-natural persons such as corporations, trusts, or other entities are not treated as annuity contracts for federal income tax purposes. The income on such contracts does not enjoy tax deferral and is taxed as ordinary income received or accrued by the non-natural owner during the taxable year.
Exceptions to the Non-Natural Owner Rule. There are several exceptions to the general rule that annuity contracts held by a non-natural owner are not treated as annuity contracts for federal income tax purposes. Contracts will generally be treated as held by a natural person if the nominal owner is a trust or other entity which holds the contract as agent for a natural person. However, this special exception will not apply in the case of an employer who is the nominal owner of an annuity contract under a non-qualified deferred compensation arrangement for its employees. Other exceptions to the non-natural owner rule are: (1) contracts acquired by an estate of a decedent by reason of the death of the decedent; (2) certain qualified contracts; (3) contracts purchased by employers upon the termination of certain Qualified Plans; (4) certain contracts used in connection with structured settlement agreements; and (5) immediate annuity contracts, purchased with a single premium, when the annuity starting date is no later than a year from purchase of the annuity and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.
Grantor Trust Owned Annuity. Contracts owned by a grantor trust are considered owned by a non-natural owner. Grantor trust owned contracts receive tax deferral as described in the Exceptions to the Non-Natural Owner Rule section. In accordance with the Code, upon the death of the annuitant, the death benefit must be paid. According to your Contract, the Death Benefit is paid to the surviving Contract Owner. Since the trust will be the surviving Contract Owner in all cases, the Death Benefit will be payable to the trust notwithstanding any beneficiary designation on the annuity contract. A trust, including a grantor trust, has two options for receiving any death benefits: 1) a lump sum payment; or 2) payment deferred up to five years from date of death.
Taxation of Partial and Full Withdrawals. If you make a partial withdrawal under a non-Qualified Contract, amounts received are taxable to the extent the Contract Value, without regard to surrender charges, exceeds the investment in the Contract. The investment in the Contract is the gross premium paid for the contract minus any amounts previously received from the Contract if such amounts were properly excluded from your gross income. If you make a total withdrawal under a non‑Qualified Contract, the amount received will be taxable only to the extent it exceeds the investment in the Contract.
You should contact a competent tax advisor about the potential tax consequences of a Market Value Adjustment, as no definitive guidance exists on the proper tax treatment of Market Value Adjustments.
Taxation of Annuity Payments. Generally, the rule for income taxation of annuity payments received from a non-Qualified Contract provides for the return of your investment in the Contract in equal tax-free amounts over the payment period. The balance of each payment received is taxable. For fixed annuity payments, the amount excluded from income is determined by multiplying the payment by the ratio of the investment in the Contract (adjusted for any refund feature or period certain) to the total expected value of annuity payments for the term of the Contract. The annuity payments will be fully taxable after the total amount of the investment in the Contract is excluded using these ratios. The federal tax treatment of annuity payments is unclear in some respects. As a result, if the IRS should provide further guidance, it is possible that the amount we calculate and report to the IRS as taxable could be different. If you die, and annuity payments cease before the total amount of the investment in the Contract is recovered, the unrecovered amount will be allowed as a deduction for your last taxable year.
Partial Annuitization. An individual may partially annuitize their non-qualified annuity if the contract permits. The Small Business Jobs Act of 2010 included a provision which allows for a portion of a non-qualified annuity to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one of more individuals. The annuitized portion of the contract is treated as a separate contract for purposes of determining taxability of the payments under Section 72 of the Code. We do not currently permit partial annuitization.
Withdrawals After the Payout Start Date. Federal tax law is unclear regarding the taxation of any additional withdrawal received after the Payout Start Date. It is possible that a greater or lesser portion of such a payment could be taxable than the amount we determine.
Distribution at Death Rules. In order to be considered an annuity contract for federal income tax purposes, the Contract must provide:

•
if any Contract Owner dies on or after the Payout Start Date but before the entire interest in the Contract has been distributed, the remaining portion of such interest must be distributed at least as rapidly as under the method of distribution being used as of the date of the Contract Owner’s death;

•
if any Contract Owner dies prior to the Payout Start Date, the entire interest in the Contract will be distributed within 5 years after the date of the Contract Owner’s death. These requirements are satisfied if any portion of the Contract Owner’s interest that is payable to (or for the benefit of) a designated Beneficiary is distributed over the life of such Beneficiary (or over a period not

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extending beyond the life expectancy of the Beneficiary) and the distributions begin within 1 year of the Contract Owner’s death. If the Contract Owner’s designated Beneficiary is the surviving spouse (as defined by federal law) of the Contract Owner, the Contract may be continued with the surviving spouse as the new Contract Owner;

•
if the Contract Owner is a non-natural person, then the Annuitant will be treated as the Contract Owner for purposes of applying the distribution at death rules. In addition, a change in the Annuitant on a Contract owned by a non-natural person will trigger the rules under death of the Contract Owner.

Under Section 3 of the Federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized for purposes of federal law. In 2013 the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional in United States v. Windsor thereby recognizing a valid same sex marriage for federal law purposes. On June 26, 2015, the Supreme Court ruled in Obergefell v.Hodges that same-sex couples have a constitutional right to marry, thus requiring all states to allow same-sex marriage. These decisions mean that the federal and state tax law provisions applicable to an opposite sex spouse will also apply to a same sex spouse. Please note that a civil union or domestic partnership is generally not recognized as a marriage.
Please consult with your tax or legal adviser for additional information.
Taxation of Annuity Death Benefits. Death Benefit amounts are included in income as follows:

•	if distributed in a lump sum, the amounts are taxed in the same manner as a total withdrawal, or

•	if distributed under an Income Plan, the amounts are taxed in the same manner as annuity payments.
Medicare Tax on Net Investment Income. The Patient Protection and Affordable Care Act, enacted in 2010, included a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of “modified adjusted gross income” over a threshold amount. The “threshold amount” is $250,000 for married taxpayers filing jointly, $125,000 for married taxpayers filing separately, $200,000 for single taxpayers, and approximately $12,500 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the contract will be considered investment income for purposes of this surtax.
Penalty Tax on Premature Distributions. A 10% penalty tax applies to the taxable amount of any premature distribution from a non-Qualified Contract. The penalty tax generally applies to any distribution made prior to the date you attain age 59½. However, no penalty tax is incurred on distributions:

•	made on or after the date the Contract Owner attains age 59½,

•	made as a result of the Contract Owner’s death or becoming totally disabled,

•
made in substantially equal periodic payments (as defined by the Code) over the Contract Owner’s life or life expectancy, or over the joint lives or joint life expectancies of the Contract Owner and the Beneficiary,

•	made under an immediate annuity (as defined by the Code), or

•	attributable to investment in the Contract before August 14, 1982.
You should consult a competent tax advisor to determine how these exceptions may apply to your situation.
Substantially Equal Periodic Payments. With respect to non‑Qualified Contracts using substantially equal periodic payments or immediate annuity payments as an exception to the penalty tax on premature distributions, any additional withdrawal or other material modification of the payment stream would violate the requirement that payments must be substantially equal. Failure to meet this requirement would mean that the income portion of each payment received prior to the later of 5 years or the Contract Owner’s attaining age 59½ would be subject to a 10% penalty tax unless another exception to the penalty tax applied. The tax for the year of the modification is increased by the penalty tax that would have been imposed without the exception, plus interest for the years in which the exception was used. A material modification does not include permitted changes described in published IRS rulings. Not all products may offer a substantially equal periodic payment stream. You should consult a competent tax advisor prior to creating or modifying a substantially equal periodic payment stream.
Tax Free Exchanges under Internal Revenue Code Section 1035. A 1035 exchange is a tax-free exchange of a non‑Qualified life insurance contract, endowment contract or annuity contract into a non-Qualified annuity contract, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. The contract owner(s) must be the same on the old and new contracts. Basis from the old contract carries over to the new contract so long as we receive that information from the relinquishing company. If basis information is never received, we will assume that all exchanged funds represent earnings and will allocate no cost basis to them.

Partial Exchanges. The IRS has issued rulings that permit partial exchanges of annuity contracts. Effective October 24, 2011, the provisions of Revenue Procedure 2011-38 indicate that a partial exchange, from one deferred annuity contract to another deferred annuity contract will qualify for tax deferral. If a distribution from either contract occurs during the 180 day period following the date of the 1035 transfer, the IRS will apply general tax principles to determine substance and treatment of the transfer. This may include

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disqualifying the original 1035 exchange or treating the withdrawn funds as a distribution from the original contract. You should consult with a competent tax advisor with respect to withdrawals or surrenders during this 180 day time frame.
If a partial exchange is retroactively negated, the amount originally transferred to the recipient contract is treated as a withdrawal from the source contract, taxable to the extent of any gain in that contract on the date of the exchange. An additional 10% tax penalty may also apply if the Contract Owner is under age 59 ½. Your Contract may not permit partial exchanges, please contact us for more information.
Partial exchange from a deferred annuity to long-term care contract. The IRS confirmed in Notice 2011-68 that partial exchanges from a deferred annuity contract to a qualified long-term care insurance contract can qualify as tax-free exchanges under section 1035.
You are strongly urged to consult a competent tax advisor before entering into any transaction of this type.
Taxation of Ownership Changes. If you transfer a non‑Qualified Contract without full and adequate consideration to a person other than your spouse (or to a former spouse incident to a divorce), you will be taxed on the difference between the Contract Value and the investment in the Contract at the time of transfer. Any assignment or pledge (or agreement to assign or pledge) of the Contract Value is taxed as a withdrawal of such amount or portion and may also incur the 10% penalty tax.
Aggregation of Annuity Contracts. The Code requires that all non-qualified deferred annuity contracts issued by Allstate Life (or its affiliates) to the same Contract Owner during any calendar year be aggregated and treated as one annuity contract for purposes of determining the taxable amount of a distribution.
INCOME TAX WITHHOLDING
Generally, Allstate Life is required to withhold federal income tax at a rate of 10% from all non-annuitized distributions. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold the required 10% of the taxable amount. If no election is made or no U.S. taxpayer identification number is provided we will automatically withhold the required 10% of the taxable amount. In certain states, if there is federal withholding, then state withholding is also mandatory.
Allstate Life is required to withhold federal income tax using the wage withholding rates for all annuitized distributions. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold using married with three exemptions as the default. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In certain states, if there is federal withholding, then state withholding is also mandatory.
Election out of withholding is valid only if the customer provides a U.S. residence address and taxpayer identification number.
Generally, Code Section 1441 provides that Allstate Life as a withholding agent must withhold 30% of the taxable amounts paid to a non-resident alien not subject to FATCA. Certain payees may be subject to the Foreign Accounts Tax Compliance Act (FATCA) which would require 30% mandatory withholding for certain entities. Please see your personal tax advisor for additional information regarding FATCA. A non‑resident alien is someone other than a U.S. citizen or resident alien. We require an IRS Form W-8 at issue to certify the owners' foreign status. Withholding may be reduced or eliminated if covered by an income tax treaty between the U.S. and the non-resident alien’s country of residence if the payee provides a fully completed Form W-8. A U.S. taxpayer identification number is a social security number or an individual taxpayer identification number (“ITIN”). The U.S. does not have a tax treaty with all countries nor do all tax treaties provide an exclusion or lower withholding rate for annuities.
TAX QUALIFIED CONTRACTS
The income on tax sheltered annuity (TSA) and IRA investments is tax deferred, and the income from annuities held by such plans does not receive any additional tax deferral. You should review the annuity features, including all benefits and expenses, prior to purchasing an annuity as an IRA. Tax Qualified Contracts are contracts purchased as or in connection with:

•	Individual Retirement Annuities (IRAs) under Code Section 408(b);

•	Roth IRAs under Code Section 408A;

•	Simplified Employee Pension (SEP IRA) under Code Section 408(k);

•	Savings Incentive Match Plans for Employees (SIMPLE IRA) under Code Section 408(p);

•	Tax Sheltered Annuities under Code Section 403(b);

•	Corporate and Self Employed Pension and Profit Sharing Plans under Code Section 401; and

•	State and Local Government and Tax-Exempt Organization Deferred Compensation Plans under Code Section 457.
Allstate Life reserves the right to limit the availability of the Contract for use with any of the retirement plans listed above or to modify the Contract to conform with tax requirements. If you use the Contract within an employer sponsored qualified retirement plan or TSA, the plan may impose different or additional conditions or limitations on withdrawals, waiver of charges, death benefits, Payout Start Dates, income payments, and other Contract features. In addition, adverse tax consequences may result if Qualified Plan and

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TSA limits on distributions and other conditions are not met. Please consult your Qualified Plan or TSA administrator for more information. Allstate Life no longer issues deferred annuities to employer sponsored qualified retirement plans or TSAs.
The tax rules applicable to participants with tax qualified annuities vary according to the type of contract and the terms and conditions of the endorsement. Adverse tax consequences may result from certain transactions such as excess contributions, premature distributions, and, distributions that do not conform to specified commencement and minimum distribution rules. Allstate Life can issue an individual retirement annuity on a rollover or transfer of proceeds from a decedent’s IRA, TSA, or employer sponsored retirement plan under which the decedent’s surviving spouse is the beneficiary. Allstate Life does not offer an individual retirement annuity that can accept a transfer of funds for any other, non-spousal, beneficiary of a decedent’s IRA, TSA, or employer sponsored qualified retirement plan. Note that in 2014, the U.S. Supreme Court ruled that Inherited IRA’s, other than IRAs inherited by the owner’s spouse, do not qualify as retirement assets for purposes of protection under federal bankruptcy laws.
Please refer to your Endorsement for IRAs or 403(b) plans, if applicable, for additional information on your death settlement options. In the case of certain Qualified Plans, the terms of the Qualified Plan Endorsement and the plans may govern the right to benefits, regardless of the terms of the Contract.
Taxation of Withdrawals from an Individually Owned Tax Qualified Contract. If you make a partial withdrawal under a Tax Qualified Contract other than a Roth IRA, the portion of the payment that bears the same ratio to the total payment that they invest in the Contract (i.e., nondeductible IRA contributions) bears to the Contract Value, is excluded from your income. We do not keep track of nondeductible contributions, and generally all tax reporting of distributions from Tax Qualified Contracts other than Roth IRAs will indicate that the distribution is fully taxable.
“Qualified distributions” from Roth IRAs are not included in gross income. “Qualified distributions” are any distributions made more than five taxable years after the taxable year of the first contribution to any Roth IRA and which are:

•	made on or after the date the Contract Owner attains age 59½,

•	made to a beneficiary after the Contract Owner’s death,

•	attributable to the Contract Owner being disabled, or

•	made for a first time home purchase (first time home purchases are subject to a lifetime limit of $10,000).
“Non-qualified distributions” from Roth IRAs are treated as made from contributions first and are included in gross income only to the extent that distributions exceed contributions.
Required Minimum Distributions. Generally, Tax Qualified Contracts (excluding Roth IRAs) require minimum distributions upon reaching age 70½. Failure to withdraw the required minimum distribution will result in a 50% tax penalty on the shortfall not withdrawn from the Contract. Effective December 31, 2005, the IRS requires annuity contracts to include the actuarial present value of other benefits for purposes of calculating the required minimum distribution amount. These other benefits may include accumulation, income, or death benefits. Not all income plans offered under the Contract satisfy the requirements for minimum distributions. Because these distributions are required under the Code and the method of calculation is complex, please see a competent tax advisor.
The Death Benefit and Tax Qualified Contracts. Pursuant to the Code and IRS regulations, an IRA (e.g., traditional IRA, Roth IRA, SEP IRA and SIMPLE IRA) may not invest in life insurance contracts. However, an IRA may provide a death benefit that equals the greater of the purchase payments or the Contract Value. The Contract offers a death benefit that in certain circumstances may exceed the greater of the purchase payments or the Contract Value. We believe that the Death Benefits offered by your Contract do not constitute life insurance under these regulations.
It is also possible that certain death benefits that offer enhanced earnings could be characterized as an incidental death benefit. If the death benefit were so characterized, this could result in current taxable income to a Contract Owner. In addition, there are limitations on the amount of incidental death benefits that may be provided under Qualified Plans, such as in connection with a TSA or employer sponsored qualified retirement plan.
Allstate Life reserves the right to limit the availability of the Contract for use with any of the Qualified Plans listed above.
Penalty Tax on Premature Distributions from Tax Qualified Contracts. A 10% penalty tax applies to the taxable amount of any premature distribution from a Tax Qualified Contract. The penalty tax generally applies to any distribution made prior to the date you attain age 59½. However, no penalty tax is incurred on distributions:

•	made on or after the date the Contract Owner attains age 59½,

•	made as a result of the Contract Owner’s death or total disability,

•
made in substantially equal periodic payments (as defined by the Code) over the Contract Owner’s life or life expectancy, or over the joint lives or joint life expectancies of the Contract Owner and the Beneficiary,

•	made after separation from service after age 55 (does not apply to IRAs),

•	made pursuant to an IRS levy,

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•	made for certain medical expenses,

•	made to pay for health insurance premiums while unemployed (applies only for IRAs),

•	made for qualified higher education expenses (applies only for IRAs)

•	made for a first time home purchase (up to a $10,000 lifetime limit and applies only for IRAs), and

•
from an IRA or attributable to elective deferrals under a 401(k) plan, 403(b) annuity or certain similar arrangements made to individuals who (because of their being members of a reserve component) are ordered or called to active duty after September 11, 2001 for more than 179 days or for an indefinite period; and made during the period beginning on the date of the order or call on duty and ending at the close of the active duty period.

During the first 2 years of the individual’s participation in a SIMPLE IRA, distributions that are otherwise subject to the premature distribution penalty, will be subject to a 25% penalty tax.
You should consult a competent tax advisor to determine how these exceptions may apply to your situation.
Substantially Equal Periodic Payments on Tax Qualified Contracts. With respect to Tax Qualified Contracts using substantially equal periodic payments as an exception to the penalty tax on premature distributions, any additional withdrawal or other material modification of the payment stream would violate the requirement that payments must be substantially equal. Failure to meet this requirement would mean that the income portion of each payment received prior to the later of 5 years or the taxpayer’s attaining age 59½ would be subject to a 10% penalty tax unless another exception to the penalty tax applied. The tax for the year of the modification is increased by the penalty tax that would have been imposed without the exception, plus interest for the years in which the exception was used. A material modification does not include permitted changes described in published IRS rulings. Not all products may offer substantially equal periodic payment stream.
Income Tax Withholding on Tax Qualified Contracts. Generally, Allstate Life is required to withhold federal income tax at a rate of 10% from all non-annuitized distributions that are not considered “eligible rollover distributions.” The customer may elect out of withholding by completing and signing a withholding election form. If no election is made or if no U.S. Taxpayer Identification number is provided, we will automatically withhold the required 10% from the taxable amount. Since we cannot determine the taxable amount of distributions from a Roth IRA, we will not automatically withhold 10%. If you request withholding from a Roth IRA distribution, federal income tax will be withheld on the entire amount distributed. In certain states, if there is federal withholding, then state withholding is also mandatory. Allstate Life is required to withhold federal income tax at a rate of 20% on all “eligible rollover distributions” unless you elect to make a “direct rollover” of such amounts to an IRA or eligible retirement plan. Eligible rollover distributions generally include all distributions from Tax Qualified Contracts, including TSAs but excluding IRAs, with the exception of:

•	required minimum distributions, or,

•	a series of substantially equal periodic payments made over a period of at least 10 years, or,

•	a series of substantially equal periodic payments made over the life (joint lives) of the participant (and beneficiary), or,

•	hardship distributions.
For all annuitized distributions that are not subject to the 20% withholding requirement, Allstate Life is required to withhold federal income tax using the wage withholding rates. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold using married with three exemptions as the default. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In certain states, if there is federal withholding, then state withholding is also mandatory. Election out of withholding is valid only if the customer provides a U.S. residence address and taxpayer identification number.
Generally, Code Section 1441 provides that Allstate Life as a withholding agent must withhold 30% of the taxable amounts paid to a non-resident alien not subject to FATCA. Certain payees may be subject to the Foreign Accounts Tax compliance Act (FATCA) which would require 30% mandatory withholding for certain entities. Please see your personal tax advisor for additional information regarding FATCA. A non‑resident alien is someone other than a U.S. citizen or resident alien. We require an IRS Form W-8 at issue to certify the owners' foreign status. Withholding may be reduced or eliminated if covered by an income tax treaty between the U.S. and the non-resident alien’s country of residence if the payee provides a fully completed Form W-8. A U.S. taxpayer identification number is a social security number or an individual taxpayer identification number (“ITIN”). ITINs are issued by the IRS to non-resident alien individuals who are not eligible to obtain a social security number. The U.S. does not have a tax treaty with all countries nor do all tax treaties provide an exclusion or lower withholding rate for annuities.
Charitable IRA Distributions. Certain qualified IRA distributions for charitable purposes are eligible for an exclusion from gross income, up to $100,000, for otherwise taxable IRA distributions from a traditional or Roth IRA. A qualified charitable distribution is a distribution that is made (1) directly by the IRA trustee to a certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70½. Distributions that are excluded from income under this provision are not taken into account in determining the individual’s deduction, if any, for charitable contributions.

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The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Consistent with the applicable IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.
Individual Retirement Annuities. Code Section 408(b) permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity (IRA). Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence. Certain distributions from other types of qualified retirement plans may be “rolled over” on a tax-deferred basis into an Individual Retirement Annuity. For IRA rollovers, an individual can only make an IRA to IRA rollover if the individual has not made a rollover involving any IRAs owned by the individual in the prior 12 months. An IRA transfer is a tax-free trustee-to-trustee “transfer” from one IRA account to another. IRA transfers are not subject to this 12-month rule.
Roth Individual Retirement Annuities. Code Section 408A permits eligible individuals to make nondeductible contributions to an individual retirement program known as a Roth Individual Retirement Annuity. Roth Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence.
A traditional Individual Retirement Account or Annuity may be converted or “rolled over” to a Roth Individual Retirement Annuity. The tax law allows distributions from qualified retirement plans including tax sheltered annuities and governmental Section 457 plans to be rolled over directly into a Roth IRA, subject to the usual rules that apply to conversions from a traditional IRA into a Roth IRA. The income portion of a conversion or rollover distribution is taxable currently, but is exempted from the 10% penalty tax on premature distributions. Effective January 1, 2005, the IRS requires conversions of annuity contracts to include the actuarial present value of other benefits for purposes of valuing the taxable amount of the conversion.
Annuities Held By Individual Retirement Accounts (commonly known as Custodial IRAs). Code Section 408 permits a custodian or trustee of an Individual Retirement Account to purchase an annuity as an investment of the Individual Retirement Account. If an annuity is purchased inside of an Individual Retirement Account, then the Annuitant must be the same person as the beneficial owner of the Individual Retirement Account.
If you have a contract issued as an IRA under Code Section 408(b) and request to change the ownership to an IRA custodian permitted under Section 408, we will treat a request to change ownership from an individual to a custodian as an indirect rollover. We will send a Form 1099R to report the distribution and the custodian should issue a Form 5498 for the contract value contribution.
Generally, the death benefit of an annuity held in an Individual Retirement Account must be paid upon the death of the Annuitant. However, in most states, the Contract permits the custodian or trustee of the Individual Retirement Account to continue the Contract in the accumulation phase, with the Annuitant’s surviving spouse as the new Annuitant, if the following conditions are met:

1)	The custodian or trustee of the Individual Retirement Account is the owner of the annuity and has the right to the death proceeds otherwise payable under the Contract;

2)	The deceased Annuitant was the beneficial owner of the Individual Retirement Account;

3)	We receive a complete request for settlement for the death of the Annuitant; and

4)	The custodian or trustee of the Individual Retirement Account provides us with a signed certification of the following:

(a)	The Annuitant’s surviving spouse is the sole beneficiary of the Individual Retirement Account;

(b)	The Annuitant’s surviving spouse has elected to continue the Individual Retirement Account as his or her own Individual Retirement Account; and

(c)	The custodian or trustee of the Individual Retirement Account has continued the Individual Retirement Account pursuant to the surviving spouse’s election.
Simplified Employee Pension IRA. Code Section 408(k) allows eligible employers to establish simplified employee pension plans for their employees using individual retirement annuities. These employers may, within specified limits, make deductible contributions on behalf of the employees to the individual retirement annuities. Employers intending to use the Contract in connection with such plans should seek competent tax advice.
Savings Incentive Match Plans for Employees (SIMPLE IRA). Code Section 408(p) allows eligible employers with 100 or fewer employees to establish SIMPLE retirement plans for their employees using individual retirement annuities. In general, a SIMPLE IRA consists of a salary deferral program for eligible employees and matching or nonelective contributions made by employers. Employers intending to purchase the Contract as a SIMPLE IRA should seek competent tax and legal advice.
To determine if you are eligible to contribute to any of the above listed IRAs (traditional, Roth, SEP, or SIMPLE), please refer to IRS Publication 590-A and your competent tax advisor.
Tax Sheltered Annuities. Code Section 403(b) provides tax-deferred retirement savings plans for employees of certain non-profit and educational organizations. Allstate Life has currently suspended sales of TSA contracts.

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Under Section 403(b), any contract used for a 403(b) plan must provide that distributions attributable to salary reduction contributions made after 12/31/88, and all earnings on salary reduction contributions, may be made only on or after the date the employee:

•	attains age 59½,

•	severs employment,

•	dies,

•	becomes disabled, or

•	incurs a hardship (earnings on salary reduction contributions may not be distributed on account of hardship).
These limitations do not apply to withdrawals where Allstate Life is directed to transfer some or all of the Contract Value to another 403(b) plan. Generally, we do not accept funds in 403(b) contracts that are subject to the Employee Retirement Income Security Act of 1974 (ERISA). Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement with the applicable employer or its plan administrator. Unless your contract is grandfathered from certain provisions in these regulations, we will only process certain transactions with employer approval.
Corporate and Self-Employed Pension and Profit Sharing Plans.
Section 401(a) of the Code permits corporate employers to establish various types of tax favored retirement plans for employees. Self-employed individuals may establish tax favored retirement plans for themselves and their employees (commonly referred to as “H.R.10” or “Keogh”). Such retirement plans may permit the purchase of annuity contracts. Allstate Life no longer issues annuity contracts to employer sponsored qualified retirement plans.
There are two owner types for contracts intended to qualify under Section 401(a): a qualified plan fiduciary or an annuitant owner.

•
A qualified plan fiduciary exists when a qualified plan trust that is intended to qualify under Section 401(a) of the Code is the owner. The qualified plan trust must have its own tax identification number and a named trustee acting as a fiduciary on behalf of the plan. The annuitant should be the person for whose benefit the contract was purchased.

•
An annuitant owner exists when the tax identification number of the owner and annuitant are the same, or the annuity contract is not owned by a qualified plan trust. The annuitant should be the person for whose benefit the contract was purchased.

If a qualified plan fiduciary is the owner of the contract, the qualified plan must be the beneficiary so that death benefits from the annuity are distributed in accordance with the terms of the qualified plan. Annuitant owned contracts require that the beneficiary be the annuitant’s spouse (if applicable), which is consistent with the required IRS language for qualified plans under Section 401(a). A completed Annuitant Owned Qualified Plan Designation of Beneficiary form is required in order to change the beneficiary of an annuitant owned Qualified Plan contract.
State and Local Government and Tax-Exempt Organization Deferred Compensation Plans.
Section 457 of the Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. In eligible governmental plans, all assets and income must be held in a trust/custodial account/annuity contract for the exclusive benefit of the participants and their beneficiaries. To the extent the Contracts are used in connection with a non-governmental eligible plan, employees are considered general creditors of the employer and the employer as owner of the Contract has the sole right to the proceeds of the Contract. Under eligible 457 plans, contributions made for the benefit of the employees will not be includible in the employees’ gross income until distributed from the plan. Allstate Life no longer issues annuity contracts to employer sponsored qualified retirement plans.
Late Rollover Self-Certification.
After August 24, 2016, you amy be able to apply to rollover a contribution to your IRA or qualified retirement plan after the 60-day deadline through a new self-certification procedure established by the IRS. Please consult your tax or legal adviser regarding your eligibility to use this self-certification procedure. We are not required to accept your self-certification for waiver of the 60-day deadline.
Gift and Generation Skipping Tax.
If you transfer your annuity to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. If you transfer your annuity to a person two or more generations younger than you (such as a grandchild) or to a person that is more than 37½ years younger than you, there may be generation skipping transfer tax consequences. You should consult a competent tax advisor for additional information.

Annual Reports and Other Documents
Allstate Life Insurance Company ("Allstate Life") incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act and all other reports filed with the SEC under the Exchange

25 Prospectus

Act since the end of the fiscal year covered by its latest annual report, including filings made on Form 10-Q and Form 8-K. In addition, all documents subsequently filed by Allstate Life pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. Allstate Life will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus.
Such information will be provided upon written or oral request at no cost to the requester by writing to Allstate Life, P.O. Box 660191, Dallas, TX 75266-0191 or by calling 1-800-203-0068. Allstate Life files periodic reports as required under the Securities Exchange Act of 1934. The public may read and copy any materials that Allstate Life files with the SEC at the SEC's Public Reference Room at 100 F Street NE, Room 1580, Washington, DC 20549-2000. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov).

Annual Statements
At least once a year prior to the Payout Start Date, we will send you a statement containing information about your Contract Value. For more information, please contact your financial representative or call our customer support unit at 1-800-203-0068.

26 Prospectus

Market Value Adjustment
The Market Value Adjustment is calculated for each Guarantee Period Account and based on the following:

I	=	the Treasury Rate for a maturity equal to the term length of the Guarantee Period Account for the week preceding the establishment of the Guarantee Period Account;
J	=	the Treasury Rate for the same maturity as I, for the week preceding our receipt of your withdrawal request; and
N	=	the number of whole and partial years from the date we receive your request until the end of the relevant Guarantee Period.
Treasury Rate means the U.S. Treasury Note Constant Maturity yield as reported in Federal Reserve Bulletin Release H.15. If such yields cease to be available in Federal Reserve Bulletin Release H.15, then we will use an alternate source for such information in our discretion.
The Market Value Adjustment factor is determined from the following formula:
.9 × [I-(J + .0025)] × N
The Market Value Adjustment equals the adjustment factor multiplied by the amount withdrawn from a Guarantee Period Account that exceeds the Free Withdrawal Amount for that account.

Examples Of Market Value Adjustment
Purchase Payment:	$10,000 allocated to the same Guarantee Period Account
Guarantee Period:	5 years
Annualized Effective Interest Rate:	4.50%
Full Withdrawal:	Beginning of Contract Year 5
Contract Value at time of full surrender	$11,925.19
NOTE: These examples assume that premium taxes are not applicable.

Example 1: (Assumes Declining Interest Rates)
Step 1: Calculate Contract Value at Beginning of Contract Year 5:	= $11,925.19
Step 2: Calculate the Amount in excess of the Free Withdrawal Amount:	Free Withdrawal Amount (.10 × $11,925.19) = $1,192.52 Amount in Excess: $11,925.19 - $1,192.52 = $10,732.67
Step 3: Calculate the Withdrawal Charge:	.06 × $10,732.67 = $643.96
Step 4: Calculate the Market Value Adjustment:
I = 4.50%
J = 4.20%
N = 1 year
Market Value Adjustment Factor: .9 × [I - (J + .0025)] × N
= .9 × [.045 - (.042 + .0025)] × 1= .00045
Market Value Adjustment = Market Value Adjustment Factor × Amount Subject To Market Value Adjustment:
= .00045 × $10,732.67 = $4.83

Step 5: Calculate the amount received by Contract Owner as a result of full withdrawal at the beginning of Contract Year 5:	=$11,925.19 - $643.96 + $4.83 = $11,286.06

Example 2: (Assumes Rising Interest Rates)
Step 1: Calculate Contract Value at Beginning of Contract Year 5:	= $11,925.19
Step 2: Calculate the Amount in excess of the Free Withdrawal Amount:	Free Withdrawal Amount (.10 × $11,925.19) = $1,192.52 Amount in Excess: $11,925.19 - $1,192.52 = $10,732.67
Step 3: Calculate the Withdrawal Charge:	= .06 × $10,732.67 = $643.96
Step 4: Calculate the Market Value Adjustment:
I = 4.50%
J = 4.80%
N = 1 year
Market Value Adjustment Factor: .9 × [I - (J + .0025)] × N
=.9 × [(.045 - (.048 + .0025)] × 1= -0.00495
Market Value Adjustment = Market Value Adjustment Factor × Amount Subject To Market Value Adjustment:
= -.00495 × $10,732.67 = -($53.13)

Step 5: Calculate the amount received by Contract Owner as a result of full withdrawal at the beginning of Contract Year 5:	= $11,925.19 - $643.96 - $53.13 = $11,228.10

27 Prospectus

BD164-7

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
Registrant anticipates that it will incur the following approximate expenses in connection with the issuance and distribution of the securities to be registered:

Registration fees	$0
Cost of printing and engraving	$5,141.76
Legal fees	$0
Accounting fees	$6,000
Mailing fees	$3,952

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
The By-laws of Allstate Life Insurance Company ("Registrant") provide that Registrant will indemnify all of its directors, former directors, officers and former officers, to the fullest extent permitted under law, who were or are a party or are threatened to be made a party to any proceeding by reason of the fact that such persons were or are directors or officers of Registrant, against liabilities, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them. The indemnity shall not be deemed exclusive of any other rights to which directors or officers may be entitled by law or under any articles of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the indemnity shall inure to the benefit of the legal representatives of directors and officers or of their estates, whether such representatives are court appointed or otherwise designated, and to the benefit of the heirs of such directors and officers. The indemnity shall extend to and include claims for such payments arising out of any proceeding commenced or based on actions of such directors and officers taken prior to the effectiveness of this indemnity; provided that payment of such claims had not been agreed to or denied by Registrant before such date.
The directors and officers of Registrant have been provided liability insurance for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
Exhibit No.     Description

(1)
Underwriting Agreement between Allstate Life Insurance Company and Allstate Distributors, L.L.C. (Incorporated herein by reference to Pre-Effective Amendment No. 1 to the Form N-4 Registration Statement of Allstate Life Insurance Company Separate Account A (File No. 333-31288) dated April 27, 2000.)

(2)	None

(4)	Form of Single Premium Deferred Annuity Certificate and Application (Incorporated herein by reference to Registrant's initial Form S-3 Registration Statement (File No. 333-105208) dated May 13, 2003.)

(5)	Opinion and Consent of General Counsel re: Legality (Filed herewith).

(8)	None

(11)	None

(12)	None

(15)	Letter re: unaudited interim financial information from Registered Public Accounting Firm (Filed herewith).

(23)	Consent of Independent Registered Public Accounting Firm (Filed herewith).

(24)
Powers of Attorney for John E. Dugenske, Mary Jane Fortin, Mario Imbarrato, Katherine A. Mabe, P. John Rugel, Brian R. Bohaty, Julie Parsons, Angela K. Fontana, Harry R. Miller, Samuel H. Pilch, Steven E. Shebik, Thomas J. Wilson and Matthew E. Winter. (Filed herewith.)

(25)	None

(26)	None

(27)	Not applicable

(99)	Experts (Filed herewith).

ITEM 17. UNDERTAKINGS.
The undersigned Registrant hereby undertakes:

(1)
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment to this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3)
That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Northfield, State of Illinois on the 7th day of August, 2017.

ALLSTATE LIFE INSURANCE COMPANY
(REGISTRANT)

By: /s/ ANGELA K. FONTANA
---------------------
Angela K. Fontana
Vice President, Secretary and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 7th day of August, 2017.

*/JOHN E. DUGENSKE -----------------------------------	Director, Executive Vice President and Chief Investment Officer
John E. Dugenske

/s/ANGELA K. FONTANA -----------------------------------	Director
Angel K. Fontana

*/MARY JANE FORTIN -----------------------------------	Director and President
Mary Jane Fortin

*/MARIO IMBARRATO -----------------------------------	Director, Vice President and Chief Financial Officer
Mario Imbarrato	(Principal Financial Officer)

*/KATHERINE A. MABE -----------------------------------	Director
Katherine A. Mabe

*/HARRY R. MILLER -----------------------------------	Director, Senior Vice President and Chief Risk Officer

Harry R. Miller

*/SAMUEL H. PILCH -----------------------------------	Director, Senior Group Vice President and Controller
Samuel H. Pilch	(Principal Accounting Officer)

*/P. JOHN RUGEL -----------------------------------	Director and Senior Vice President
P. John Rugel

*/STEVEN E. SHEBIK -----------------------------------	Director
Steven E. Shebik

*/BRIAN R. BOHATY -----------------------------------	Director
Brian R. Bohaty

*/JUILE PARSONS -----------------------------------	Director
Julie Parsons

*/THOMAS J. WILSON -----------------------------------	Director and Chairman of the Board
THOMAS J. WILSON

*/MATTHEW E. WINTER -----------------------------------	Director and Chief Executive Officer
Matthew E. Winter	(Principal Executive Officer)

*/By: Angela K. Fontana, pursuant to Power of Attorney, filed herewith.
EXHIBIT LIST

Exhibit No.	Description
(5)	Opinion and Consent of General Counsel re: Legality.
(15)	Letter Re: Unaudited Interim Financial Information from Registered Public Accounting Firm.
(23)	Consent of Independent Registered Public Accounting Firm.
(24)
Powers of Attorney for John E. Dugenske, Mary Jane Fortin, Mario Imbarrato, Katherine A. Mabe, P. John Rugel, Brian R. Bohaty, Julie Parsons, Angela K. Fontana, Harry R. Miller, Samuel H. Pilch, Steven E. Shebik, Thomas J. Wilson and Matthew E. Winter. (Filed herewith.)

(99)	Experts.